                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                    Security Capital Atlantic Incorporated
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                    SECURITY CAPITAL ATLANTIC INCORPORATED
                              SIX PIEDMONT CENTER
                            ATLANTA, GEORGIA 30305

                               ----------------

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 29, 1997

To the shareholders:

  The 1997 annual meeting of shareholders of Security Capital Atlantic Incorporated ("ATLANTIC") will be held on Thursday, May 29, 1997, at the Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia, at 2:00 p.m. (Eastern Daylight Time) for the following purposes:

    1. To elect a Class III Director to serve until the annual meeting of shareholders in the year 2000 and until his successor is duly elected and qualifies; and

    2. To transact such other business as properly may come before the meeting and any adjournment or postponement thereof.

  Further information regarding the business to be transacted at the meeting is given in the accompanying Proxy Statement.

  Shareholders of record at the close of business on April 16, 1997 are entitled to notice of, and to vote at, the meeting.

  Please help ATLANTIC by promptly marking, dating, signing and returning the enclosed proxy card in the envelope provided for your convenience. If you attend the meeting and decide to vote in person, you may revoke your proxy.

                                          By Order of the Board of Directors,

                                          Jeffrey A. Klopf
                                          Secretary

April 25, 1997

                            YOUR VOTE IS IMPORTANT.
                  PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN
                     YOUR PROXY IN THE ENCLOSED ENVELOPE.

                    SECURITY CAPITAL ATLANTIC INCORPORATED
                              SIX PIEDMONT CENTER
                            ATLANTA, GEORGIA 30305

                               ----------------

                                PROXY STATEMENT
                                      FOR
                      1997 ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 29, 1997

                               ----------------

                              GENERAL INFORMATION

  The Board of Directors (the "Board") of Security Capital Atlantic Incorporated ("ATLANTIC") is soliciting the accompanying proxy for use at the 1997 annual meeting of shareholders to be held on Thursday, May 29, 1997 and at any and all adjournments or postponements thereof. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of ATLANTIC, by delivering to the Secretary of ATLANTIC a duly executed proxy bearing a later date or by attending and voting in person at the meeting. The designated proxy holders will vote shares of common stock, par value $0.01 per share (the "Shares"), represented by a proxy which is received and not revoked. If the shareholder specifies a choice with respect to any matter to be acted upon and for which a ballot is provided in the proxy, the Shares will be voted in accordance with his or her specifications.

  This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about April 25, 1997.

  If you are a registered owner and plan to attend the meeting in person, please detach and retain the admission ticket which is attached to your proxy card. Beneficial owners who plan to attend the meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to: Lucinda G. Marker, Assistant Secretary, Security Capital Atlantic Incorporated, 125 Lincoln Avenue, Santa Fe, New Mexico 87501. Record owners and beneficial owners (including the holders of valid proxies therefrom) who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter at the annual meeting.

  The cost of soliciting proxies will be borne by ATLANTIC. In addition to solicitation by mail, and without additional compensation for such services, proxies may be solicited personally, or by telephone or telegraph, by officers or employees of Security Capital (Atlantic) Incorporated, ATLANTIC's REIT manager (the "REIT Manager" or "REIT Management"). See "Certain Relationships and Transactions--REIT Management Agreement." ATLANTIC will also request banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties to forward the solicitation material to the beneficial owners of Shares held of record by such persons, and ATLANTIC will upon request of such record holders reimburse forwarding charges and expenses.

                     SHARES OUTSTANDING AND VOTE REQUIRED

  At the close of business on April 16, 1997, approximately 41,891,580 Shares were outstanding. Each whole Share outstanding on April 16, 1997, the record date for determination of shareholders entitled to notice of, and to vote at, the meeting, is entitled to one vote, and each fractional Share is entitled to its fraction of one vote. There is no right to cumulative voting. A majority of the outstanding Shares represented in person or by proxy will constitute a quorum at the meeting.

  Assuming the existence of a quorum, the affirmative vote of a majority of the Shares entitled to vote and represented in person or by proxy at the meeting is required to elect the nominee for Director. Representatives of ATLANTIC's transfer agent will assist ATLANTIC in the tabulation of the votes. Abstentions and broker non-votes are counted as Shares represented at the meeting for purposes of determining a quorum. An abstention has the effect of a vote "withheld" with respect to the election of Directors.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth, as of April 16, 1997, the beneficial ownership of Shares for (i) each person known to ATLANTIC to have been the beneficial owner of more than five percent of ATLANTIC's Shares on such date,
(ii) each Director of ATLANTIC and (iii) all Directors and executive officers of ATLANTIC as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and dispositive power.

                  NAME AND ADDRESS                NUMBER OF SHARES    PERCENT OF
                 OF BENEFICIAL OWNER             BENEFICIALLY OWNED   ALL SHARES
                 -------------------             ------------------   ----------
      Security Capital Group Incorporated......      21,545,669(1)       51.4%
       125 Lincoln Avenue
       Santa Fe, NM 87501
      Ameritech Pension Trust..................       2,223,320(2)        5.3
       Ameritech Corporation
       225 West Randolph Street
       HQ-13A
       Chicago, IL 60606
      General Motors Investment Management            2,173,913(3)        5.2
       Corporation.............................
       767 Fifth Avenue
       New York, NY 10153
      Manuel A. Garcia III.....................          11,000(4)        *
       P.O. Box 2066
       Davgar Restaurants, Inc.
       Winter Park, FL 32790
      Ned S. Holmes............................          58,500(4)(5)     *
       Parkway Investments/Texas, Inc.
       55 Waugh Drive
       Houston, TX 77007
      Constance B. Moore.......................          11,600           *
       Six Piedmont Center
       Atlanta, GA 30305
      James C. Potts...........................          13,050           *
       Six Piedmont Center
       Atlanta, GA 30305
      John M. Richman..........................          11,000(4)        *
       Wachtell, Lipton, Rosen & Katz
       227 West Monroe Street, Suite 4825
       Chicago, IL 60606
      All Directors and executive officers as a         105,150           *
       group (9 persons).......................

--------
*Less than 1%

(1) These Shares are owned of record by SC Realty Incorporated, a wholly owned subsidiary of Security Capital Group Incorporated ("Security Capital Group"), and are pledged to secure Security Capital Group's $300 million revolving line of credit facility with a syndicate of banks. As of April 16, 1997, there were no borrowings outstanding under the line of credit. The line of credit is also secured by securities owned by Security Capital Group of Security Capital Pacific Trust, a publicly traded REIT ("PTR"), Security Capital Industrial Trust, a publicly traded REIT ("SCI"), Homestead Village Incorporated, a publicly traded real estate operating company ("Homestead"), and Security Capital U.S. Realty, a publicly traded entity based in Luxembourg which invests in real estate operating companies in the United States. Security Capital Group estimates that the aggregate market value of the pledged securities exceeded $2.8 billion as of April 16, 1997. Security Capital Group was in compliance with the covenants under the line of credit at December 31, 1996.
(2) This information is based on a Schedule 13G dated February 14, 1997. According to the Schedule 13G, the Shares were not acquired for the purpose, and do not have the effect, of changing or influencing control of ATLANTIC.
(3) 1,956,522 of these Shares are owned by the General Motors Hourly-Rate Employees Pension Trust and 217,391 of these Shares are owned by the General Motors Salaried Employees Pension Trust.
(4) Includes 1,000 Shares each for Messrs. Garcia, Holmes and Richman which are issuable upon exercise of Options granted under the Outside Directors Plan. See "Outside Directors Plan."
(5) Mr. Holmes directly owns 2,500 of these Shares. Mr. Holmes may be deemed to beneficially own 55,000 of these Shares which are owned by Mr. Holmes' wife and children and by Holmes Family Venture Ltd., a family entity with respect to which Mr. Holmes shares voting and dispositive power.

                             ELECTION OF DIRECTOR

NOMINEE

  The Shares represented by the accompanying proxy will be voted to elect Mr. Potts as a Class III Director, unless otherwise indicated on the proxy. Mr. Potts, if elected, will serve as a Director until the annual meeting of shareholders in the year 2000. Should Mr. Potts become unavailable for election, which is not anticipated, the Shares represented by the accompanying proxy will be voted for the election of another person recommended by ATLANTIC. Directors are elected to serve until the annual meeting of shareholders held in the third year following the year of their election. The Board recommends that shareholders vote FOR the election of the nominee for Director.

DIRECTOR                 AGE                  BUSINESS EXPERIENCE                  TERM EXPIRES
--------                 ---                  -------------------                  ------------
James C. Potts..........  50 Co-Chairman and Chief Investment Officer of ATLANTIC      2000
                             and the REIT Manager since January 1996 and Director
                             of ATLANTIC and the REIT Manager since October 1993,
                             where he has overall responsibility for investments
                             of ATLANTIC; Chairman of ATLANTIC and the REIT
                             Manager from May 1994 to December 1995; from
                             December 1992 to April 1994, Managing Director of
                             PTR's REIT manager, where he supervised the asset
                             management of all of PTR's multifamily communities
                             and oversaw the relationship of PTR's REIT manager
                             with SCG Realty Services Incorporated, which
                             provides onsite management for these communities;
                             from April 1984 to December 1992, Chief Executive
                             Officer of four regional multifamily management
                             companies of Trammell Crow Residential Services,
                             which collectively managed approximately 52,000
                             units and employed 1,600 associates. Under Mr.
                             Potts' direction, Trammell Crow Residential Services
                             supervised the lease-up of over 25,000 units, the
                             assumption of management of over 15,000 acquired
                             units, and the increase in its third-party asset
                             management business from 14,000 to 30,000 units. Mr.
                             Potts was also on the Management Board of Trammell
                             Crow Residential Services (managing 90,000 units
                             nationwide).

  Security Capital Group has the right to nominate up to three Directors, depending upon its level of ownership of Shares. See "Certain Relationships and Transactions--Security Capital Group Investor Agreement." Ms. Moore and Mr. Potts are deemed to be the nominees of Security Capital Group. ATLANTIC's charter requires that a majority of the Directors be independent Directors.

CONTINUING DIRECTORS

  The following persons will continue to hold positions as Directors as discussed below:

  MANUEL A. GARCIA III--53--Director of ATLANTIC since December 1995; Chief Executive Officer of Davgar Restaurants, Inc. since May 1969 where he is the owner/operator of ten Burger King Restaurants in central Florida, five Pebbles Restaurants, Harvey's Bistro and Manuel's on the 28th Restaurant in Orlando, Florida; Director of Sprint/United Telephone, Homestead, The Foundation for Orange County Public Schools, Florida State University Seminole Boosters' Association, a Director and Member of the Executive Committee of the Florida Citrus Sports Association and National Director of Cities in Schools. Mr. Garcia is also on the Board of the National Conference of Christians and Jews and an Honorary Director of the Boys' Clubs and Boy Scouts of Central Florida. In addition, Mr. Garcia is a former member of former President Bush's Drug Advisory Council. Mr. Garcia's term as Director expires in 1998.

  NED S. HOLMES--52--Director of ATLANTIC since May 1994; President and Chief Executive Officer of Laing Properties, Inc. ("Laing") since May 1990; Chairman and President of Parkway Investments/Texas, Inc. since April 1984. Mr. Holmes also serves as a Director of Commercial Bancshares, Inc. and Heritage Bank, both based in Houston, Texas. Mr. Holmes is chairman of the Port Commission of the Port of Houston Authority and a Director of the Greater Houston Partnership. Mr. Holmes' term as Director expires in 1998.

  CONSTANCE B. MOORE--41--Co-Chairman, Chief Operating Officer and Director of ATLANTIC and the REIT Manager since January 1996, where she has overall responsibility for operations of ATLANTIC; from May 1994 to December 1995, Managing Director of PTR, Director and Managing Director of PTR's REIT manager; Senior Vice President of Security Capital Group from March 1993 to April 1994; from January 1990 to December 1992, President and Director of Kingswood Realty Advisors, Inc., investment advisor to ICM Property Investors, a NYSE-listed real estate investment trust (a "REIT"), and from March 1991 to December 1992, President and Director of ICM Property Investors; from April 1989 to December 1989, consultant to Bedford Properties, a real estate development and management firm where Ms. Moore was responsible for acquiring a controlling interest in ICM Property Investors and Kingswood for Bedford; from January 1983 to November 1988, Senior Vice President and Director of Consolidated Capital Equities Corporation, where she was in charge of portfolio and asset management for Consolidated Capital's $3.0 billion diversified debt and equity portfolio. Ms. Moore's term as Director expires in 1999.

  JOHN M. RICHMAN--69--Director of ATLANTIC since September 1996; Counsel to the law firm of Wachtell, Lipton, Rosen & Katz since January 1, 1990. Mr. Richman is a member of the American, Illinois and New York Bar Associations. He was Chairman and Chief Executive Officer of Kraft, Inc. from 1979 to 1989, prior to which he was Senior Vice President--Administration and General Counsel of that company. He is currently a Director of BankAmerica Corporation and Bank of America National Trust and Savings Association, USX Corporation, the Evanston Hospital Corporation and R.R. Donnelley and Sons Company. He is also a Trustee of the Chicago Symphony Orchestra, Northwestern University and The Johnson Foundation. In addition, Mr. Richman is a Director of The Chicago Council on Foreign Relations and Lyric Opera of Chicago and a member of The Business Council, The Commercial Club of Chicago and the Economic Club of Chicago. Mr. Richman's term as Director expires in 1999.

MEETINGS AND COMMITTEES

  The Board held 12 meetings during 1996, including seven telephonic meetings. The Board has established an Audit Committee consisting of Messrs. Garcia and Holmes. The Audit Committee is responsible for making recommendations governing the engagement of independent public accountants, reviewing the plans and results of the audit engagement with the independent public accountants, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of ATLANTIC's internal accounting controls. During 1996, the Audit Committee held one meeting.

  The Board has established an Investment Committee consisting of Messrs. Holmes and Potts. The Investment Committee is responsible for reviewing and approving all asset acquisitions and other investment decisions between meetings of the full Board. Any decisions made by the Investment Committee are reported to the full Board at its next quarterly meeting. The Investment Committee receives recommendations from the REIT Manager's Investment Committee. During 1996, the Investment Committee held 12 meetings, including seven telephonic meetings.

  In January 1997, the Board established a Compensation Committee consisting of Messrs. Garcia, Holmes and Richman, with Mr. Potts and Ms. Moore serving as non-voting members, which reviews and approves ATLANTIC's compensation arrangements and plans. ATLANTIC has no standing nominating committee. During 1996, each Director attended at least 75 percent of the total number of meetings of the Board and the committees on which he or she served.

DIRECTOR COMPENSATION

  ATLANTIC pays an annual retainer of $14,000 to Directors who are not officers or employees of ATLANTIC, the REIT Manager or its affiliates. These fees are currently paid to Directors in cash (quarterly on each meeting date) and will be paid to the Directors in Shares (quarterly on each dividend payment date) based on the then-current market price of the Shares following the adoption by ATLANTIC of a dividend reinvestment and share purchase plan as described below. Such Directors also receive $1,000 for each meeting attended (other than telephonic meetings), which is also paid in cash. Non-employee chairpersons of Board committees (other than the Investment Committee) receive an additional annual retainer of $1,000 payable in cash and non-employee members of the Investment Committee receive an additional annual retainer of $4,000 payable in cash. In the event that ATLANTIC adopts a dividend reinvestment and share purchase plan, both the retainer and fees will be paid directly into such plan. Officers of ATLANTIC, the REIT Manager or its affiliates who are Directors are not paid any Director fees.

  In addition, pursuant to the Outside Directors Plan, each Director who is not an employee or officer of ATLANTIC or Security Capital Group or any of its affiliates (the "Outside Directors") will be entitled to receive, on the date of each annual meeting of shareholders, an option (an "Option") to purchase 1,000 Shares at a price per Share equal to the closing price of one Share on the New York Stock Exchange (the "NYSE") on such date. See "--Outside Directors Plan."

  Directors are reimbursed for any out-of-town travel expenses incurred in connection with attendance at Board meetings. Ms. Moore and Mr. Potts are not separately compensated for serving as Directors.

OUTSIDE DIRECTORS PLAN

  On March 12, 1996, the Board approved the Security Capital Atlantic Incorporated Share Option Plan for Outside Directors (the "Outside Directors Plan"). The purpose of the Outside Directors Plan is to enable the Outside Directors of ATLANTIC to increase their ownership of ATLANTIC and thereby increase the alignment of their interests with those of ATLANTIC's other shareholders.

  To achieve the foregoing objective, the Outside Directors Plan provides for grants of Options to purchase Shares. The Secretary of ATLANTIC (the "Administrator") administers the Outside Directors Plan with a view to ATLANTIC's best interests and the Outside Directors Plan's objectives. The Administrator has authority to adopt administrative guidelines, rules and regulations relating to the Outside Directors Plan and to make all determinations necessary or advisable for the implementation and administration of the Outside Directors Plan.

  The number of Shares reserved for issuance upon exercise of Options granted under the Outside Directors Plan is 100,000. Shares that are forfeited will again become available for awards under the Outside Directors Plan.

  In the event of changes in the outstanding Shares by reason of any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares or the payment of a dividend in Shares, or any other increase or decrease in the number of Shares, or merger or consolidation, or recapitalization, reorganization, spinoff, exchange or other distribution or other similar event, the Administrator shall make appropriate adjustments to the aggregate number of Shares available under the Outside Directors Plan and the type and number of Shares subject to Options under the Outside Directors Plan and the terms of such Options (including the exercise price thereof).

  On the date of each annual meeting of shareholders of ATLANTIC for the years 1997 through and including 2006, each Outside Director serving on such date (after the election of Directors in the meeting) will be granted an Option to purchase 1,000 Shares at an exercise price equal to the closing price of the Shares on the NYSE on such date. Also, each Outside Director serving at the time of ATLANTIC's initial public offering was granted an Option to purchase 1,000 Shares at the initial public offering price of $21.25 per Share, after adjusting for the Homestead Distribution described below. In 1997, Options for 1,000 Shares will be awarded under the Outside Directors Plan to each of Messrs. Garcia, Holmes and Richman.

  Each Option will be immediately exercisable, but must be exercised before the earliest of the following events to occur: the date that is three months after the date that the Option holder's position as a Director terminates, the date that is twelve months after the date the Director becomes disabled or dies or the date that is five years after the date the Option is granted.

  If fifty percent or more of the outstanding Shares are acquired in a cash tender offer or exchange offer, each Option holder shall have the right to exercise his or her Option in full or surrender his or her outstanding Option in exchange for a cash payment from ATLANTIC in an amount equal to the excess of the offer price or value over the Option price. If ATLANTIC dissolves, each Option holder shall have the right to exercise his or her Option in full before the date of the dissolution.

  The Outside Directors Plan may be amended or terminated at any time by the Board. The provisions relating to the amount, price and timing of grants under the Outside Directors Plan may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, or the rules thereunder, unless such amendment would not affect the exemption provided by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

ATLANTIC OFFICERS

  All of the officers of ATLANTIC are officers and employees of the REIT Manager and are compensated solely by the REIT Manager for their services as employees of the REIT Manager, including the services which such persons perform pursuant to the REIT Management Agreement between the REIT Manager and ATLANTIC described below. All executive functions of ATLANTIC are performed by the REIT Manager and ATLANTIC currently has no employees. See "Certain Relationships and Transactions--REIT Management Agreement." For a description of an agreement that ATLANTIC has entered into with Security Capital Group to merge the REIT Manager and SCG Realty Services Atlantic Incorporated ("SCG Realty Services"), its property management affiliate, into a newly formed subsidiary of ATLANTIC in exchange for Shares, see "Certain Relationships and Transactions--The Merger Transaction."

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on Shares against the cumulative total return of the Standard & Poor's Composite-500 Stock Index and the National Association of Real Estate Investment Trusts ("NAREIT") Equity REIT Index for the period commencing October 15, 1996, the date that the Shares began trading on the NYSE, and ended December 31, 1996. The Share price performance shown on the graph is not necessarily indicative of future price performance.

                    COMPARISON OF CUMULATIVE TOTAL RETURN(1)
                 ATLANTIC SHARES, S&P COMPOSITE-500 STOCK INDEX
                           & NAREIT EQUITY REIT INDEX

                              [PERFORMANCE GRAPH]

                                              OCTOBER 15, 1996 DECEMBER 31, 1996
                                              ---------------- -----------------
      ATLANTIC...............................     $100.00           $114.16
      S&P 500................................      100.00            105.91
      NAREIT.................................      100.00            118.85

--------
(1) Assumes that the value of the investment in Shares and each index was $100.00 on October 15, 1996 and that all dividends were reinvested. For purposes of calculating total return on the Shares, the Homestead Distribution described below in "Certain Relationships and Transactions-- Homestead Transaction" was valued based on the closing prices of the securities distributed on the American Stock Exchange (the "ASE") on November 12, 1996, the day of the distribution.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

REIT MANAGEMENT AGREEMENT

  ATLANTIC has a REIT management agreement (the "REIT Management Agreement") pursuant to which the REIT Manager provides management services to ATLANTIC. All officers of ATLANTIC are employees of the REIT Manager and ATLANTIC currently has no employees. The REIT Manager provides both strategic and day-to-day management of ATLANTIC, including research, investment analysis, acquisition, development, marketing, disposition of assets, asset management, due diligence, capital markets, legal and accounting services.

  The REIT Management Agreement requires ATLANTIC to pay an annual fee of 16% of cash flow as defined in the REIT Management Agreement, payable monthly. Cash flow is calculated by reference to ATLANTIC's cash flow from operations plus (i) fees paid to the REIT Manager, (ii) extraordinary expenses incurred at the request of the independent Directors of ATLANTIC (of which there were none), and (iii) 33% of any interest paid by ATLANTIC on convertible subordinated debentures (of which there are none); and after deducting (i) regularly scheduled principal payments (excluding prepayments or balloon payments) for debt with commercially reasonable amortization schedules, (ii) assumed principal and interest payments on senior unsecured debt treated as having regularly scheduled principal and interest payments like a 20-year level-payment, fully amortizing mortgage (of which there are none) and (iii) distributions actually paid with respect to any non-convertible preferred stock (of which there are none). Cash flow does not include: (i) realized gains or losses from disposition of investments, (ii) interest income from cash equivalent investments and the Homestead convertible mortgage notes and dividend and interest income from Atlantic Development Services Incorporated,
(iii) provisions for possible losses on investments and (iv) extraordinary items.

  The REIT Manager also receives a fee of 0.20% per year on the average daily balance of cash equivalent investments. The REIT Management fee aggregated $10.4 million for 1996.

  Total real estate operating, interest, general and administrative costs will increase due to ATLANTIC's larger asset size, as well as unforeseen changes that may occur. REIT Management fees paid by ATLANTIC will increase if cash flow of ATLANTIC, as defined in the REIT Management Agreement, increases, including such increases that may relate to increases in ATLANTIC's assets. ATLANTIC does not expect its other operating costs and expenses to increase except as a result of inflation, market conditions or other factors over which the REIT Manager has no control. Operating costs for particular items, however, may be increased if they are expected to result in greater decreases in other expenses or increases in revenues from ATLANTIC's assets.

  ATLANTIC must reimburse the REIT Manager for third-party and out-of-pocket expenses relating to travel, transaction costs and similar costs relating to the acquisition, development or disposition of assets or the obtaining of financing for ATLANTIC and its operations. The REIT Manager pays all of its own salary and other overhead expenses. ATLANTIC does not have any employee expense; however, it pays all of the third-party costs related to its normal operations, including legal, accounting, travel, architectural, engineering, shareholder relations, independent Director fees and similar expenses, property management and similar fees paid on behalf of ATLANTIC, and travel expenses incurred in seeking financing, community acquisitions, community sales and similar activities on behalf of ATLANTIC and in attending ATLANTIC Board, committee and shareholder meetings. Under the REIT Management Agreement, the REIT Manager or any of its affiliates are not precluded from rendering services to other investors, including REITs, even if such investors compete with ATLANTIC. The REIT Manager is owned by ATLANTIC's largest shareholder and, consequently, the REIT Manager has no intention of rendering services to investors who compete with ATLANTIC.

  The REIT Management Agreement is renewable by ATLANTIC annually, subject to a determination by the independent Directors that the REIT Manager's performance has been satisfactory and that the compensation payable to the REIT Manager is fair. Each of ATLANTIC and the REIT Manager may terminate the REIT Management Agreement on 60 days' notice. Because of the year-to-year nature of the agreement, its maximum effect on ATLANTIC's results of operations cannot be predicted, other than that REIT Management fees will generally increase or decrease in proportion to cash flow increases or decreases. See "--The Merger Transaction" for a description of an agreement that ATLANTIC has entered into with Security Capital Group to merge the REIT Manager and SCG Realty Services into a newly formed subsidiary of ATLANTIC in exchange for Shares.

SECURITY CAPITAL GROUP INVESTOR AGREEMENT

  ATLANTIC and Security Capital Group are parties to an Investor Agreement, dated as of October 28, 1993 (the "Investor Agreement"), which required Security Capital Group to purchase $21.5 million in Shares, subject to certain conditions. The Investor Agreement, among other things, requires ATLANTIC to obtain Security Capital Group's approval of (i) the annual operating budget and substantial deviations therefrom, (ii) contracts for investment management, property management or leasing services or that contemplate annual payments in excess of $100,000 and (iii) acquisitions or dispositions in a single transaction or a group of related transactions where the purchase price exceeds $5 million. The Investor Agreement also provides that, so long as Security Capital Group owns at least 10% of the outstanding Shares, ATLANTIC may not increase the Board to more than seven members. Security Capital Group is entitled to designate one or more persons as Directors, and ATLANTIC is obligated to use its best efforts to cause the election of such persons, as follows: (i) so long as Security Capital Group owns at least 10%, but less than 20%, of the outstanding Shares, it is entitled to nominate two persons; and (ii) so long as Security Capital Group owns at least 20% of the outstanding Shares, it is entitled to nominate three persons. See "--The Merger Transaction--Relationship with Security Capital Group After the Merger" for a description of the revised investor agreement which would replace the current Investor Agreement if the Merger described below is consummated.

SHAREHOLDERS' AGREEMENT

  To facilitate ATLANTIC's acquisition of certain communities from Laing, Security Capital Group granted Laing certain rights to require Security Capital Group to purchase Laing's Shares at pre-agreed prices. ATLANTIC assumed Security Capital Group's first put obligation for 2,500,000 Shares and on March 31, 1995 purchased such Shares from Laing at $22.00 per Share. In exchange for ATLANTIC's assumption of the first put obligation, Security Capital Group purchased $94.8 million of Shares at $22.00 per Share from ATLANTIC in a private offering. In November 1995, ATLANTIC assumed Security Capital Group's second put obligation for 1,250,000 Shares at $23.136 per Share. In exchange for ATLANTIC's assumption of the second put obligation, Security Capital Group purchased 1,250,000 Shares at a price of $23.136 per Share and purchased an additional $21.1 million of Shares at $23.00 per Share in a private offering. Security Capital Group's purchase under the third put obligation of 1,250,000 Shares (representing all Shares owned by Laing) at $24.53 per Share occurred on July 1, 1996.

PROPERTY MANAGEMENT COMPANY

  Commencing May 12, 1994, SCG Realty Services, an affiliate of the REIT Manager, began providing property management services for certain of ATLANTIC's communities. The agreement terminates September 30, 1997, subject to earlier termination by ATLANTIC on 30 days' notice, is renewable annually upon approval of ATLANTIC's independent Directors and contemplates a fee to SCG Realty Services of 3.5% per annum of property revenues for properties located in Atlanta and Washington, D.C. markets and 3.75% per annum of community revenues for all other communities, paid monthly, which was $4.2 million for the year ended December 31, 1996. The REIT Manager anticipates that SCG Realty Services will manage additional ATLANTIC communities in the future. Any management contracts executed with SCG Realty Services are expected to be at market rates. See "--The Merger Transaction" for a description of an agreement that ATLANTIC has entered into with Security Capital Group to merge the REIT Manager and SCG Realty Services into a newly formed subsidiary of ATLANTIC in exchange for Shares.

HOMESTEAD TRANSACTION

  In March 1996, the Board began considering ways for ATLANTIC to maximize shareholder value with respect to its Homestead Village(R) properties. In May 1996, ATLANTIC, PTR, Security Capital Group and Homestead entered into a merger agreement, pursuant to which each of ATLANTIC, PTR and Security Capital Group agreed to sell, through a series of merger transactions, all of their respective assets relating to Homestead Village(R) properties to Homestead, and ATLANTIC and PTR agreed to enter into funding commitment agreements (see "--Funding Commitment Agreement"). ATLANTIC's and PTR's respective shareholders approved the Homestead transaction on September 13, 1996 and September 12, 1996, respectively, and the closing of the Homestead transaction occurred on October 17, 1996, which resulted in ATLANTIC (a) owning 4,201,220 shares of Homestead common stock, (b) owning 2,818,517 warrants to purchase one share of Homestead common stock at $10.00 per share, (c) owning up to $98.0 million in convertible mortgage notes as described below (see "--Funding Commitment Agreement") and (d) providing a cash payment of $16.6 million to Homestead on the closing date. The $16.6 million payment was required because ATLANTIC's Homestead Village(R) properties, only one of which was operating, were in earlier states of development than PTR's Homestead Village(R) properties, therefore, ATLANTIC had not funded the same percentage of total costs as PTR. The payment also assured that ATLANTIC received all of its shares of Homestead common stock at the closing of the transaction rather than in smaller increments over time as funds are expended to complete the properties contributed by ATLANTIC. ATLANTIC distributed the Homestead common stock and warrants which it received to its shareholders pro rata on November 12, 1996 (the "Homestead Distribution"). Each holder of record of a Share on October 29, 1996 received 0.110875 shares of Homestead common stock and warrants to purchase 0.074384 shares of Homestead common stock. The Homestead common stock and warrants trade on the ASE under the symbols "HSD" and "HSD.W," respectively.

FUNDING COMMITMENT AGREEMENT

  Pursuant to a funding commitment agreement entered into at the closing of the Homestead transaction, ATLANTIC agreed to fund up to $111.1 million to Homestead, which amount was anticipated to be sufficient to complete the development of the Homestead Village(R) properties contributed by ATLANTIC. ATLANTIC received 2,818,517 warrants, each to purchase one share of Homestead common stock, in exchange for its entering into the funding commitment agreement, which ATLANTIC subsequently distributed pro rata to its shareholders in the Homestead Distribution. Each Homestead warrant is exercisable at $10.00 per share and expires October 27, 1997. The exercise price was determined based on the overall structure of the Homestead transaction and, in particular, considering Homestead's future capital needs and a desire to provide liquidity to ATLANTIC's shareholders with respect to their warrants. ATLANTIC will receive convertible mortgage notes in respect of fundings under the funding commitment agreement in stated amounts of up to $98.0 million. The effect of these provisions of the funding commitment agreement is that ATLANTIC will fund $1,133,535 for each $1,000,000 principal amount of convertible mortgage loans. The convertible mortgage loans will be recorded for financial reporting purposes at a premium of approximately $13.1 million which will be amortized and recorded as an adjustment to interest income over the ten-year term of the mortgage loans using the effective interest method. The relative ownership percentages of ATLANTIC, PTR and Security Capital Group in Homestead were determined based upon the relative value of the contributed assets assuming that all of the properties to be contributed had been developed and were fully operational. ATLANTIC agreed to fund convertible mortgages to provide for the development of the Homestead Village(R) properties and to achieve its ownership allocations. The funded amount of ATLANTIC under the convertible mortgages therefore was in an amount that was anticipated, pursuant to development budgets, to be sufficient to complete the development of the Homestead Village(R) properties contributed by ATLANTIC. The difference between the funded amount and the stated amount of the convertible mortgage loans arose because the rate of return on the existing Homestead Village(R) properties contributed by PTR was projected to exceed the rates of return on the Homestead Village(R) facilities contributed by ATLANTIC and PTR to Homestead which were under construction or in predevelopment planning. This expected difference in the rates of return arose because, as of July 1, 1996, PTR was expected to have 28 Homestead Village(R) properties in operation and generating income, while ATLANTIC was expected to have none and the average property development costs for the existing PTR Homestead Village(R) properties, on balance, were expected to be less than those for the ATLANTIC and PTR Homestead Village(R) properties projected to be built in the future because a large portion of the existing PTR Homestead Village(R) properties were in planning or under development during 1992 and 1993 when land prices and construction costs were less than they were when the transaction was negotiated and were anticipated to be over the next 18 months. Because of the foregoing factors, and as a result of Homestead's desire to issue a single class of convertible mortgage notes bearing a 9% per annum interest rate, the stated amounts of the convertible mortgage notes were adjusted to provide an effective yield (after giving effect to the premium due to the issuance of the Homestead warrants and the convertibility of the mortgage notes) to each of ATLANTIC (8.46% on a fully funded basis) and PTR (12.42% on a fully funded basis) that was reflective of the relative rates of return anticipated to be realized on all of the properties contributed by ATLANTIC and PTR, respectively. The obligation of ATLANTIC is limited to a specific dollar amount for each property identified in the funding commitment agreement. Upon any determination by Homestead to commence development of a property identified in the funding commitment agreement, Homestead is required to notify ATLANTIC and ATLANTIC is required to fund up to the full amount of its obligation with respect to such property. Homestead is required to endeavor in good faith to complete the development of such property consistent with the development plans for such property. Each mortgage note issued by Homestead pursuant to the funding commitment agreement is convertible into shares of Homestead common stock on the basis of one share of Homestead common stock for every $11.50 of principal outstanding on the mortgage loan. The obligation of Homestead to call for funding of, and the obligation of ATLANTIC to provide funding for, the mortgage loans expire on March 31, 1998, except with respect to properties for which Homestead has given notice that it intends to develop. Interest on the mortgage notes accrues at the rate of 9% per annum on the unpaid principal balance, payable every six months. The mortgage notes are scheduled to mature on October 31, 2006, and are not callable until October 27, 2001. Homestead has pledged the assets being contributed by ATLANTIC as collateral for the mortgage loans being made by ATLANTIC. At December 31, 1996, no funds had been advanced pursuant to the funding commitment agreement and there were no convertible mortgage notes outstanding. ATLANTIC advanced $20.0 million under the funding commitment agreement through March 31, 1997 and $17.6 million of mortgage notes was outstanding on such date.

PROTECTION OF BUSINESS AGREEMENT

  ATLANTIC entered into a protection of business agreement with Homestead at the closing of the Homestead transaction which prohibits ATLANTIC and its affiliates from engaging, directly or indirectly, in the extended-stay lodging business except through Homestead and its subsidiaries. The agreement also prohibits Homestead from, directly or indirectly, engaging in the ownership, operation, development, management or leasing of multifamily properties. The agreement does not prohibit ATLANTIC from: (i) owning securities of Homestead;
(ii) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as it does not actively participate in the business of such person; (iii) owning the outstanding securities of another person, a majority-owned subsidiary, division, group, franchise or segment of which is engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as not more than 5% of such person's consolidated revenues are derived from such properties; and (iv) owning securities of another person primarily engaged in a business other than owning, operating, developing, managing or leasing extended-stay lodging properties, including a person primarily engaged in business as an owner, operator or developer of hotel properties, whether or not such person owns, operates, develops, manages or leases extended-stay lodging properties. The agreement does not prohibit Homestead from: (i) owning securities of ATLANTIC, PTR or Security Capital Group; (ii) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing garden-style multifamily properties; and (iii) owning the outstanding securities of another person, a majority-owned subsidiary, division, group, franchise or segment of which is engaged in owning, operating, developing, managing or leasing garden-style multifamily properties, so long as not more than 5% of such person's consolidated revenues are derived from such properties. The agreement will terminate in the event of an acquisition, directly or indirectly (other than by purchase from ATLANTIC, PTR or Security Capital Group or any of their respective affiliates), by any person (or group of associated persons acting in concert), other than

ATLANTIC, PTR or Security Capital Group or their respective affiliates, of 25% or more of the outstanding voting stock of Homestead, without the prior written consent of Homestead's board of directors. Subject to earlier termination pursuant to the preceding sentence, the protection of business agreement will terminate on October 17, 2006.

HOMESTEAD INVESTOR AGREEMENT

  ATLANTIC entered into an investor and registration rights agreement with Homestead at the closing of the Homestead transaction pursuant to which ATLANTIC is entitled to designate one person for nomination to the Homestead board of directors, and Homestead will use its best efforts to cause the election of such nominee, until March 31, 1998 and for so long thereafter as ATLANTIC has the right to convert in excess of $20 million in principal amount of loans made pursuant to its funding commitment agreement. Such nominee may, but need not, include the same person(s) nominated by Security Capital Group pursuant to Security Capital Group's investor agreement with Homestead. In addition, Homestead has granted to ATLANTIC registration rights with respect to the distribution of all of the shares of Homestead common stock issuable upon conversion of the convertible mortgage notes. Prior to October 22, 1997, ATLANTIC may request one registration of those shares of Homestead common stock which are issued upon conversion of any or all of the convertible mortgage notes during such one-year period and which it intends to distribute to its shareholders. After such one-year anniversary, ATLANTIC may request three additional registrations pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended, of all shares of Homestead common stock issued or issuable upon conversion of the convertible mortgage notes. Such registration, except for the fees and disbursements of counsel to ATLANTIC, shall be at the expense of Homestead.

DEVELOPMENT AGREEMENT

  ATLANTIC and Hanover Realty Services Inc. ("Hanover") are parties to several development agreements, in connection with the acquisition and development of six communities. In consideration for Hanover's development of these communities the development agreements provide that ATLANTIC will make certain earnout payments to Hanover either in the form of cash, Shares or shares of Security Capital Group's common stock, as determined in the sole discretion of Hanover. The amount of such payments shall be determined on a per site basis and shall be a percentage of the amount by which annualized net operating income, capitalized at a rate as provided by the agreement, exceeds the total actual project costs. In February 1997, Hanover was paid $0.8 million with respect to one community. The aggregate amount of such earnout amounts for the five remaining communities cannot exceed $5.8 million. Hanover was not entitled to receive any earnout payments at March 31, 1997 on the five remaining communities.

THE MERGER TRANSACTION

 The Transaction

  In January 1997, Security Capital Group made a proposal to the Board that Security Capital Group exchange the REIT Manager and SCG Realty Services for Shares, with the result that ATLANTIC would become an internally managed REIT. On March 24, 1997, Security Capital Group and ATLANTIC entered into a Merger and Issuance Agreement, as amended (the "Merger Agreement"), which is subject to shareholder approval and other customary conditions, including the approval of ATLANTIC's shareholders, pursuant to which Security Capital Group will cause the REIT Manager and SCG Realty Services to be merged into a newly formed subsidiary of ATLANTIC (the "Merger"). The employees of the REIT Manager and SCG Realty Services will become employees of ATLANTIC as a result of the Merger. In exchange for the transfer of those businesses, ATLANTIC will issue to Security Capital Group Shares valued at approximately $54.6 million. The number of Shares issuable to Security Capital Group will depend on the average market price of the Shares prior to the record date for determining ATLANTIC's shareholders entitled to vote at the meeting in connection with the Merger, subject to a maximum and minimum number of Shares.

  In order to allow ATLANTIC's shareholders to maintain their relative ownership in ATLANTIC, concurrently with the proxy solicitation seeking approval of the Merger, ATLANTIC will conduct a rights offering entitling its shareholders (other than Security Capital Group) to purchase up to approximately $51.6 million of additional Shares (subject to adjustment for further issuances of Shares prior to the record date therefor). The exercise price for Shares in the rights offering is expected to be the same price at which Shares will be issued to Security Capital Group under the Merger Agreement if the price of the Shares remains within a specified range. In addition, as part of the Merger transaction, and in order to permit holders of Shares to benefit from the Merger transaction on the same terms as equity holders in Security Capital Group, Security Capital Group will issue warrants to purchase shares of Security Capital Group's Class B common stock, par value $0.1 per share (the "Class B Stock") pro rata to ATLANTIC's shareholders (the "Warrant Issuance"), other than Security Capital Group, after the closing of the Merger and the rights offering. The Warrant Issuance will result in taxable ordinary income to ATLANTIC's shareholders who receive the warrants, whether or not the shareholders sell the warrants received in the Warrant Issuance.

  THIS PROXY STATEMENT DOES NOT RELATE TO THE MERGER. YOU WILL BE RECEIVING A SEPARATE PROXY STATEMENT WITH RESPECT TO THE MERGER. A SPECIAL SHAREHOLDERS' MEETING TO VOTE ON THE MERGER IS EXPECTED TO BE HELD IN THE THIRD QUARTER OF 1997.

 Relationship with Security Capital Group After the Merger

  Under the terms of the Merger Agreement, ATLANTIC will enter into a revised investor agreement with Security Capital Group upon consummation of the Merger which will provide that so long as Security Capital Group owns 25% or more of the Common Shares, Security Capital Group will continue to have rights to direct major policies of ATLANTIC. See "--Security Capital Group Investor Agreement" for a description of the current Investor Agreement. Security Capital Group will have the right, so long as it owns between 10% and 25% of the Common Shares, to nominate one person to the Board. So long as Security Capital Group owns 25% or more of the Common Shares, Security Capital Group will be entitled to nominate a proportionate number of persons to the Board subject to a maximum of three nominees if the size of the Board does not increase above the current size. Under the revised investor agreement, ATLANTIC will be required to consult with Security Capital Group's nominees to the Board prior to taking any action with respect to the following: (i) finalization of the annual budget and substantial deviations therefrom; (ii) the acquisition or sale of assets in a single transaction where the price exceeds $25 million; (iii) any contract for investment, property management or leasing services; and (iv) any service contract providing for payments in excess of $1.0 million. ATLANTIC will have no obligation to follow the advice of Security Capital Group with respect to the foregoing matters.

  Under the revised investor agreement, Security Capital Group will also have the right of prior approval with respect to the following matters: (i) the issuance of equity securities or securities convertible into equity securities (other than issuances in connection with option, dividend reinvestment and similar plans) for less than the fair market value of such securities; (ii) the issuance of any preferred shares which would result in the Fixed Charge Coverage Ratio (as defined) being less than 1.4 to 1.0; (iii) adopting any employee benefit plans under which Common Shares may be issued; (iv) the compensation of senior officers of ATLANTIC; and (v) incurring additional indebtedness which would result in the Interest Expense Coverage Ratio (as defined) being less than 2.0 to 1.0. Finally, under the revised investor agreement, Security Capital Group has the right to call a special meeting of shareholders to consider a Security Capital Group proposed slate of nominee Directors in the event that any of its approval rights are held to be unenforceable by a court.

  Security Capital Group will be permitted to make job opportunities with its affiliates, including PTR and SCI, available to the officers and employees of ATLANTIC; provided that Security Capital Group gives the Board two weeks' notice prior to making an opportunity available to a senior officer of ATLANTIC.

  Under the terms of the Merger Agreement, ATLANTIC will also enter into an administrative services agreement with a subsidiary of Security Capital Group. Under this agreement, Security Capital Group will provide ATLANTIC with certain administrative services requested by ATLANTIC. The fees payable to Security Capital Group will be equal to Security Capital Group's cost of providing such services plus 20%. For the initial term of the agreement (through December 31, 1998), the fees payable to Security Capital Group will not exceed approximately $5.2 million of which approximately $1.5 million will apply to the period between the closing of the Merger and December 31, 1997 and the remainder will apply to 1998, but may be less than such amount.

  In addition, pursuant to a protection of business agreement to be entered into with Security Capital Group in connection with the Merger Agreement, Security Capital Group will agree that, for a three-year term, neither it nor any affiliate will provide substantially the same advice and services as those being provided by the REIT Manager and SCG Realty Services to any person within the United States owning or operating real property that is or is planned to be used primarily for multifamily communities.

OTHER TRANSACTIONS WITH AFFILIATES

  In ATLANTIC's March through June 1995 private offering, Security Capital Group purchased $94.8 million of Shares at $22.00 per Share. In ATLANTIC's December 1995 through May 1996 private offering, Security Capital Group purchased an aggregate of $50.0 million of Shares, $21.1 million of which were purchased at $23.00 per Share (which was the price per Share paid by other investors in the offering) and $28.9 million of which were purchased at $23.136 per Share. See "--Shareholders' Agreement". In ATLANTIC's October 1996 initial public offering, Security Capital Group purchased $10 million of Shares at $24.00 per Share. Except as described above, all subscriptions were made on the same terms and at the same times as made available to other investors.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires ATLANTIC's Directors, officers and beneficial owners of more than 10 percent of the outstanding Shares to file reports of ownership and changes in ownership of the Shares with the Securities and Exchange Commission and to send copies of such reports to ATLANTIC. Based solely upon a review of such reports and amendments thereto furnished to ATLANTIC and upon written representations of certain of such persons that they were not required to file certain of such reports, ATLANTIC believes that no such person failed to file any such report on a timely basis during 1996, except that Security Capital Group made one late filing with respect to one transaction.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board has selected Ernst & Young LLP, certified public accountants, who have served as auditors for ATLANTIC since inception, to serve again as the auditors of ATLANTIC's books and records for the coming year. A representative of Ernst & Young LLP is expected to be present at the annual meeting, and will be given an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                                 ANNUAL REPORT

  ATLANTIC's 1996 Annual Report, which includes financial statements, has previously been mailed to shareholders or is being mailed to shareholders together with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.

                             SHAREHOLDER PROPOSALS

  Any proposal by a shareholder of ATLANTIC intended to be presented at the 1998 annual meeting of shareholders must be received by ATLANTIC at its principal executive offices not later than December 25, 1997, for inclusion in ATLANTIC's proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

  ATLANTIC is not aware of any business or matter other than those indicated above which may properly be presented at the meeting. If, however, any other matter properly comes before the meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          Jeffrey A. Klopf
                                          Secretary

April 25, 1997

P R O X Y

                                                                        APPENDIX


                     SECURITY CAPITAL ATLANTIC INCORPORATED

       THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS
                      1997 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 29, 1997

The undersigned hereby appoints each of Constance B. Moore, James C. Potts and Jeffrey A. Klopf, as proxies with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Security Capital Atlantic Incorporated to be held on May 29, 1997, and at all adjournments or postponements thereof, and to vote at such meeting the shares of common stock that the undersigned would be entitled to vote if present at such meeting, in accordance with the instructions indicated on the reverse side of this card; if no instructions are indicated, the shares represented by this proxy will be voted for the election of the listed nominee for Director and, at the direction of the proxies named above, on any other matter that may properly come before the meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement together with this Proxy.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES
CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                  -----------
                                                                  SEE REVERSE
                                                                      SIDE
                                                                  -----------

          (Continued and to be signed and dated on the other side.)
--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

                    SECURITY CAPITAL ATLANTIC INCORPORATED
                                ANNUAL MEETING
                                OF SHAREHOLDERS
                               ADMISSION TICKET
                            Thursday, May 29, 1997
                       2:00 p.m. (Eastern Daylight Time)
                           Renaissance Waverly Hotel
                             2450 Galleria Parkway
                            Atlanta, Georgia 30339
                       [Insert Recordholder Information]

  Please present this ticket for admittance of shareholder(s) named above and guest.

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

[X] Please mark your
    vote as indicated
    in this example.

1. The election of the following person as a Class III Director:
   James C. Potts
   FOR [_]   WITHHELD [_]

2. To vote upon any other matters that may properly be presented at the meeting according to their best judgment and in their discretion.

                                         I HAVE MADE       [_]
                                         COMMENTS OR
                                         INDICATED AN
                                         ADDRESS CHANGE:

                                         COMMENTS/ADDRESS CHANGE

                                         ----------------------------------

                                         ----------------------------------

                                         ----------------------------------

                                         Please sign, date and return this proxy
                                         card promptly using the enclosed
                                         postage-paid envelope whether or not
                                         you plan to attend the meeting.

                                         Please sign exactly as names(s) appears
                                         to the left. If shares are held
[Insert Recordholder Information]        jointly, each joint tenant should sign.
                                         If signing as attorney, executor,
                                         administrator, trustee or guardian or
                                         as officer of a corporation or other
                                         entity, please give full title and
                                         capacity in which you are signing.


Signature:________________ Date:_______ Signature:_______________Date:________